[National City Mortgage Logo]
National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive Miamisburg. Ohio 45342
Telephone: (937) 910-1200
Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820
SERVICER COMPLIANCE STATEMENT
RE: See attached for series (Exhibit A)
I, Philip D. Cunningham III, hereby certify to EMC Mortgage Corporation, Bear,
Stearns & Co. Inc., and Wells Fargo Bank, N.A., that I am a duly elected Executive Vice
President of National City Mortgage Company (the "Company"), a company organized under the laws of the State of Ohio and further as follows:
(i)
A review of the activities of the Company during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution
Agreement during such period has been made under such officer's supervision, and
(ii)
to the best of such officer's knowledge, based on such review, the
Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof).
National City Mortgage Co.
Certified By:
/s/ Philip D. Cunningham III Date: _February 29, 2008
Name: Philip D. Cunningham III
Title: Executive Vice President
Exhibit A
EMC MORTGAGE CORP
BSAAT 2007-1
BSABS 2006-AC3
BSABS 2006-AC5
BSABS 2007-AC4
BSABS 2007-AC5
BSABS 2007-AC6
BSABS 2007-SD3
BSSP 2007-R6 (BSALTA 2005-9)
PRIME 2003-3
PRIME 2004-1
PRIME 2004-CL1
PRIME 2006-1
PRIME 2006-CL1
PRIME 2007-1
PRIME 2007-2
PRIME 2007-3
SAMI 2006-AR3